Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 4th QUARTER EPS OF $0.18

Provides guidance for the 1st quarter of 2010

CITY of INDUSTRY, CA, March 10, 2010 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT), reported results for its fiscal fourth quarter and fiscal year of 2009 (13 weeks and 52 weeks, respectively, ended January 30, 2010).

The company reported net income in the fourth quarter of $8.0 million, or $0.18 per diluted share, compared to $14.2 million, or $0.32 per diluted share, for the comparable period last year. For the fiscal year of 2009, the company reported net income of $11.9 million, or $0.27 per diluted share, compared to $19.7 million, or $0.45 per diluted share, for last year. These results include expenses related to ShockHound (www.shockhound.com) of approximately $0.02 per share and $0.07 per share in the fourth quarter and fiscal year 2009, respectively.

As previously reported, a summary of the sales results by division (including internet) is as follows:

	Net Sales		Comparable Store Sales % Change
	$ Millions	% Change To Last Year	This Year	Last Year
FOURTH QUARTER:
Hot Topic	174.2	-12.4%	-13.5%	6.5%
Torrid	40.0	1.7%	0.0%	-2.7%
Total Co.	214.2	-10.0%	-11.5%	5.2%

FISCAL YEAR:
Hot Topic	579.8	-4.5%	-5.6%	1.8%
Torrid	156.9	1.6%	-2.9%	-2.4%
Total Co.	736.7	-3.2%	-5.1%	1.0%

At the end of the fourth quarter of fiscal 2009, the company operated 680 Hot Topic stores and 156 Torrid stores compared to 681 Hot Topic stores and 159 Torrid stores at the end of the fourth quarter of fiscal 2008. During the fourth quarter of fiscal 2009, the company opened one Hot Topic and closed one Hot Topic store. The company also remodeled two Hot Topic stores during the quarter, bringing the total number of remodeled or relocated stores during fiscal 2009 to 16.

The company issued first quarter guidance (13 weeks ending May 1, 2010) of a loss per share in the range of $0.02 to $0.05, as compared to earnings per share of $0.03 last year. This guidance is based upon a comp store sales decline in the high-single-digit percentage range. Included in the guidance is approximately $0.02 per share of expense related to ShockHound (www.shockhound.com), the company’s online music site.

A conference call to discuss fourth quarter and fiscal year results, business trends, guidance and other matters is scheduled for March 10, 2010 at 4:30 PM (ET). The conference call number is 866-314-5050, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 73430006, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

In our February sales commentary, we reported Hot Topic Division comparable store sales for music, license, fashion apparel and fashion accessories categories. To provide investors with a historical perspective, we will post a 2-year history of the category comparable store sales results on the company’s investor relations website.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as the e-space music concept, ShockHound. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29. ShockHound (www.shockhound.com) is a one-stop, genre-spanning music website where people of all ages can purchase MP3s and music merchandise, share their music interests, and read music news and editorial content. As of January 30, 2010, the company operated 680 Hot Topic stores in all 50 states and Puerto Rico, 156 Torrid stores, and Internet stores www.hottopic.com, www.torrid.com and www.shockhound.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which may include statements relating to financial results, guidance, store operations, closures, remodels and relocations, projections and other financial performance. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, our online music site, music, licensing and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 31, 2009 and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

        Jim McGinty, CFO 626-839-4681 x2675

HOT TOPIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Fourth Quarter Ended
	Jan. 30, 2010	Jan. 31, 2009
Net sales	$214,224	$237,973
Cost of goods sold, including buying, distribution and occupancy costs	137,649	146,042
Gross margin	76,575	91,931
Selling, general & administrative expenses	63,388	69,027
Income from operations	13,187	22,904
Interest income, net	73	372
Income before income taxes	13,260	23,276
Provision for income taxes	5,277	9,116
Net income	$7,983	$14,160

Earnings per share:
Basic	$0.18	$0.32
Diluted	$0.18	$0.32
Weighted average shares outstanding
Basic	44,331	43,873
Diluted	44,395	44,209

	Year Ended
	Jan. 30, 2010	Jan. 31, 2009
Net sales	$736,710	$761,074
Cost of goods sold, including buying, distribution and occupancy costs	480,453	487,769
Gross margin	256,257	273,305
Selling, general & administrative expenses	237,010	242,483
Income from operations	19,247	30,822
Interest income, net	519	1,670
Income before income taxes	19,766	32,492
Provision for income taxes	7,886	12,750
Net income	$11,880	$19,742

Earnings per share:
Basic	$0.27	$0.45
Diluted	$0.27	$0.45
Weighted average shares outstanding
Basic	44,134	43,789
Diluted	44,409	44,913

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Jan. 30, 2010	Jan. 31, 2009
Current Assets:
Cash, cash equivalents and short-term investments	$123,065	$97,510
Inventory	76,483	79,923
Prepaid expenses and other	14,395	13,897
Deferred tax assets	6,192	6,365
Total current assets	220,135	197,695
Property and equipment, net	140,252	155,290
Deposits and other	3,304	1,607
Long-term investments	8,192	8,402
Deferred tax assets	4,511	7,577
Total assets	$376,394	$370,571

Current Liabilities:
Accounts payable	$20,235	$19,457
Accrued liabilities	40,824	45,055
Income taxes payable	545	7,601
Total current liabilities	61,604	72,113
Deferred rent and other	32,376	36,909
Deferred compensation liability	2,987	1,273
Income taxes payable	2,380	1,850
Total liabilities	99,347	112,145

Total shareholders’ equity	277,047	258,426
Total liabilities and shareholders’ equity	$376,394	$370,571

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Year Ended
	Jan. 30, 2010	Jan. 31, 2009
Depreciation and amortization	$38,317	$38,328
Capital expenditures	$24,332	$23,257

Number of stores open at end of period:
Hot Topic	680	681
Torrid	156	159
Stores square footage	1,585,500	1,593,300